                                                                   EXHIBIT 10.40

          Heller Financial, Inc.
          500 West Monroe Street
          Chicago, Illinois 60661
          312 441 7000


         Heller Financial


                                        March 10, 1999

      Hawker Pacific Aerospace          Hawker Pacific Aerospace Limited
      11240 Sherman Way                 Technical Block A (5362)
      Sun Valley, California 91352      P.O. Box 10, London Heathrow Airport
      Attention: Philip Panzera         Hounslow, Middlesex TW6 2JA
                                        United Kingdom
                                        Attention: Dennis Biety

                                Re: Forbearance Letter

      Gentlemen:

                       This letter is delivered pursuant to that certain Loan and Security Agreement dated as of December 22, 1998 (as from time to time amended, restated, supplemented or otherwise modified, the "Loan Agreement") by and among Hawker Pacific Aerospace ("U.S. Borrower"), Hawker Pacific Aerospace Limited ("U.K. Borrower" and, collectively with U.S. Borrower, the "Borrowers"), Heller Financial, Inc., as Agent and as a Lender (the "Agent"), NMB-Heller Limited, as Funding Agent and Collateral Agent, and the other Lenders from time to time party thereto. All capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Loan Agreement.

               Pursuant to paragraph (A) of the Financial Covenants Rider to the Loan Agreement, the minimum Tangible Net Worth required to be maintained as of December 31, 1998 was $21,500,000. Pursuant to paragraph (B) of the Financial Covenants Rider to the Loan Agreement, the minimum EBITDA required for the Fiscal Year ended as of December 31, 1998 was $7,000,000. Pursuant to paragraph (D) of the Financial Covenants Rider, the minimum Fixed Charge Coverage permitted for the twelve month period ended as of December 31, 1998 was 1.00:1.00. Based upon your monthly financial statements for the month ended December 31, 1998 and for the Fiscal Year ended as of such date and the Compliance Certificate for such period delivered in connection therewith, actual Tangible Net Worth as of December 31, 1998 was $20,601,394, actual EBITDA for the Fiscal Year ended as of December 31, 1998 was $4,808,129 and actual Fixed Charge Coverage for the twelve months ended as of December 31, 1998 was .45:1:00. In addition, pursuant to paragraph (L) of the Reporting Rider, Borrowers were required to deliver, no later than January 31, 1999, Projections for Fiscal Year 1999, prepared on a month-by-month basis, which Projections have not delivered as of the date hereof; this letter hereby serves as notice to you of such Default. Pursuant to subsection 8.1(C) of the Loan
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Hawker Pacific Aerospace
Hawker Pacific Aerospace Limited
March 10, 1999
Page 2 of 5

Agreement,  such breaches of the covenants set forth in paragraphs  (A), (B) and
(D) of the Financial Covenants Rider constitute immediate Events of Default under the Loan Agreement and, pursuant to subsection 8.1(E) of the Loan Agreement, the breach of the covenant set forth in paragraph (L) of the Reporting Rider will constitute an Event of Default if not remedied within ten days after the date of this letter. Such Events of Default and such Default shall be collectively referred to herein as the "Existing Events of Default".

         Borrowers hereby recognize and acknowledge that the Existing Events of Default have occurred and are continuing. Borrowers hereby further recognize and acknowledge that, absent the effectiveness of this letter agreement, Agent, Funding Agent, Collateral Agent and Lenders have the right, in accordance with the provisions of the Loan Agreement and the other Loan Documents, to (i) immediately cease making additional Loans and issuing Lender Letters of Credit and to cause their obligation to lend their respective Pro Rata Shares of the Commitments to be suspended; (ii) declare all or any portion of the Loans and all or some of the other Obligations to be immediately due and payable together with accrued interest thereon, and to terminate the obligations of Agent, Funding Agent, Collateral Agent and Lenders to make Loans and issue Lender Letters of Credit; (iii) demand that Borrowers immediately deposit with Agent an amount equal to 105% of the aggregate outstanding Letter of Credit Reserve to enable Agent or any Lender to make payments under the Lender Letters of Credit when required; and (iv) exercise such other rights and remedies available to Agent, Funding Agent, Collateral Agent and Lenders under the Loan Documents or at law or in equity, including without limitation the right to immediately enforce their Liens on the Collateral.

                  As a result of the Existing Events of Default, you are hereby formally notified that, pursuant to and in furtherance of the verbal notice given to you by Agent on February 19, 1999, Agent has, as of such date, established a reserve against the Borrowing Base of $5,000,000, which reserve shall remain in effect at all times from and after February 19, 1999 until such time, if any, as Agent shall give Borrowers written notice to the contrary.

                  You are hereby advised that from and after the date of this letter, and continuing for so long as the Existing Events of Default are continuing, Agent, Funding Agent, Collateral Agent and Lenders hereby agree to forbear from exercising the rights and remedies afforded Agent and Lenders under the Loan Agreement and the other Loan Documents as a result of the Existing Events of Default (other than the establishment of a reserve against the Borrowing Base as set forth above, which reserve may be maintained or modified at any time by Agent in its sole discretion notwithstanding the terms of this letter), but only for the period commencing on the Effective Date of this letter through the earlier of (a) the date on which a Forbearance Default shall have occurred and be continuing, and (b) March 30, 1999 (the "Forbearance Period"), and only subject to the terms and conditions set forth in paragraphs (1) through
(6) below (collectively, the "Forbearance Conditions"):

                  (1) Notwithstanding anything contained in the Loan Documents to the contrary (including without limitation that certain Post Closing Matters and Waiver Agreement dated as of the Closing Date), Borrowers shall
     (a) as promptly as practicable following the date hereof, establish or cause to be established the U.S. Blocked Accounts

Hawker Pacific Aerospace
Hawker Pacific Aerospace Limited
March 10, 1999
Page 3 of 5

         as required pursuant to subsection  4.26(A) of the Loan Agreement,  and
         (b) use their best efforts to, as promptly as practicable following the date hereof, establish or cause to be established the U.K. Blocked Accounts as required pursuant to subsection 4.26(B) of the Loan Agreement;

                  (2) Notwithstanding anything contained in the Loan Documents to the contrary (including without limitation the provisions of paragraph (F) of the Reporting Rider to the Loan Agreement), from and after the Effective Date and at all times thereafter until Agent shall give Borrower Representative written notice to the contrary, Borrower Representative shall deliver to Agent and Funding Agent Borrowing Base Certificates on the second Business Day of each week (as appropriate for weekly use), setting forth the calculation of the Borrowing Base as of the last Business Day of the immediately preceding week, and otherwise in the form and containing the information required pursuant to paragraph (F) of the Reporting Rider;

                  (3) As promptly as practicable and in any event no later than March 30, 1999, Borrowers shall retain the services of a third party turnaround consultant acceptable to Agent to evaluate and assist, if necessary, in the turnaround efforts for the U.K. Borrower (including without limitation those efforts described in the turnaround implementation plan required to be delivered pursuant to paragraph (4) below);

                  (4) On or prior to the Effective Date (notwithstanding the ten day grace period which might otherwise be available under subsection 8.1(E) of the Loan Agreement), Borrowers shall deliver to Agent Projections for Borrowers' Fiscal Year 1999, prepared on a month-by-month basis, which Projections shall not forecast any material decline in Borrowers' financial condition or financial performance for such Fiscal Year from that set forth in the quarter-by-quarter Projections for such Fiscal Year delivered as of the Closing Date, other than any such decline resulting from the downward adjustment in Borrowers' EBITDA of $3,546,000 effected as of December 31, 1998. In addition, on or prior to the Effective Date, Borrowers shall deliver to Agent a turnaround implementation plan with respect to the U.K. Borrower, which plan shall be satisfactory to Agent in form, scope and substance; and

                  (5) On the Effective Date, and in consideration of the execution and delivery of this letter by Agent, Borrowers shall pay to Agent a forbearance fee of $75,000, and thereafter, without limitation of the provisions of subsection 10.1 of the Loan Agreement, Borrowers shall pay or reimburse Agent and Funding Agent for all fees, costs and expenses incurred by them in connection with this letter, the Existing Events of Default, any Forbearance Default and/or any third party consultants, accountants or other professionals retained by Agent or Funding Agent in connection with the analysis or implementation of any turnaround plans regarding the U.K. Borrower or the Borrowers collectively.

Hawker Pacific Aerospace
Hawker Pacific Aerospace Limited
March 10, 1999
Page 4 of 5

                   By execution of this letter agreement, Borrowers hereby represent and warrant that as of the date hereof, no Forbearance Default has occurred and is continuing. For purposes of this letter:

         (i) the term "Forbearance Default" means the occurrence and continuance of any Default or Event of Default under the Loan Agreement or any of the other Loan Documents other than the Existing Events of Default, or the failure by Borrowers or either of them as of any date of determination to satisfy any of the Forbearance Conditions required to be satisfied as of such date; and

         (ii) the term "Effective Date" shall mean the date on which a counterpart of this letter, duly executed by each Borrower, is delivered to Agent, together with payment of the forbearance fee required pursuant to paragraph (5) of the Forbearance Conditions, which date shall occur no later than March 6, 1999 (and the foregoing agreement to forbear shall be of no force or effect if the Effective Date does not occur on or prior to March 6. 1999).

                    The foregoing agreement to forbear shall be limited precisely as written and, except as expressly set forth in this letter, shall not be deemed to (i) be a waiver of the Existing Events of Default or of Agent's, Funding Agent's, Collateral Agent's or Lenders' right to exercise or enforce any of their rights and remedies under the Loan Agreement or the other Loan Documents, as more fully described above; (ii) be a waiver or modification of any other term or condition of the Loan Agreement or of any of the other Loan Documents; or (iii) prejudice any right or rights which Agent, Funding Agent, Collateral Agent or Lenders may now have or may have in the future under or in connection with the Loan Agreement or any of the other Loan Documents.

                  You are hereby further advised that, during the Forbearance Period, the Agent may, in its sole discretion, consider working with Borrowers on a potential restructuring of the credit facilities provided under the Loan Agreement and the other Loan Documents, provided that you hereby acknowledge and agree that (a) neither Agent, Funding Agent, Collateral Agent or any Lender is obligated or in any way committed to enter into any such restructuring, (b) none of Agent, Funding Agent, Collateral Agent or any Lender has sought or obtained the approval of their respective internal credit authorities as to any such restructuring or any potential terms and conditions thereof, (c) this letter shall not be deemed or construed as obligating any of Agent, Funding Agent, Collateral Agent or any Lender to seek or obtain any such approval, and (d) the terms and conditions of any such restructuring, if one should occur, are not known at this time. However, you are hereby advised that in the event any such restructuring were to be consummated, one condition precedent thereto would be that, prior to or contemporaneously with any such restructuring, the portion of the Subordinated Debt of U.S. Borrower repaid to Unique on the Closing Date (which repayment was in the amount of $2,500,000) would be required to be reinvested by Unique in Subordinated Debt or other junior capital of U.S. Borrower, in such form and on such terms and conditions as may be acceptable to Agent at such time.

                  You are hereby further advised that, except for the agreement of Agent, Funding Agent, Collateral Agent and Lenders to forbear from exercising their rights and remedies during the Forbearance

Hawker Pacific Aerospace
Hawker Pacific Aerospace Limited
March 10, 1999
Page 5 of 5

Period as set forth above, Agent, Funding Agent, Collateral Agent and Lenders expressly reserve the right to exercise any or all of their rights and remedies under the Loan Agreement and the other Loan Documents or otherwise now or at any time hereafter. None of the statements set forth in this letter, any prior oral or written statements by Agent, Funding Agent, Collateral Agent or any Lender to Borrowers, the making of further advances or other extensions of credit to Borrowers, or the failure of Agent, Funding Agent, Collateral Agent or any Lender to exercise any of its rights and remedies against Borrowers now or at any time in the future, shall be deemed a waiver of the Existing Events of Default described herein, a waiver of any such rights and remedies or a waiver or modification of any of the terms of the Loan Agreement or any of the other Loan Documents, all of which remain in full force and effect.

                                         Very truly yours,

                                         HELLER FINANCIAL, INC., as Agent


                                         By: /s/ Anthony Vizgirda
                                             -----------------------------
                                         Title: Vice President



ACKNOWLEDGED AND AGREED TO
this 11 day of March, 1999 by
HAWKER PACIFIC AEROSPACE



By: /s/ David L. Lokken
    -------------------------------
Title: Chief Executive Officer

ACKNOWLEDGED AND AGREED TO
this 11 day of March, 1999 by
HAWKER PACIFIC AEROSPACE LIMITED

By: /s/ David L. Lokken
    ------------------------------
Title: Director

cc:      Yvonne E. Chester, Esq.
         Troy & Gould Professional Corporation
         1801 Century Park East, Suite 1600
         Los Angeles, California 90067

         and

         Andrew Heathcock, Esq.
         Paris, Smith & Randall, Solicitors
         Number 1, London Road
         Southhampton, Hampshire S015 2AE
         United Kingdom


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